EXHIBIT 11


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                    AMENDMENT TO THE ADMINISTRATIVE SERVICES
                    AGREEMENT FOR TIAA SEPARATE ACCOUNT VA-1

                  Amendment,   dated  August  1,  1995,  to  the  Administrative
Services Agreement for TIAA Separate Account VA-1 by and between Teachers Insurance and Annuity Association ("TIAA") and TIAA Separate Account VA-1 (the "Separate Account"), dated September 15, 1994 (the "Agreement"). The parties to the Agreement mutually agree that:

1. Item 4 of the Agreement is amended to add the following sentence to the end of the first paragraph:

         TIAA shall retain control and responsibility for any functions that it may delegate to other parties in connection with services rendered pursuant to this Agreement.

2.       Item 7 of the Agreement is amended to read as follows:

         7. Liability of TIAA. TIAA will not be liable for any error of judgment or mistake of law or for any loss suffered by the Separate Account in connection with the matters to which this Agreement relates. Nothing herein contained shall be construed to protect TIAA against any liability resulting from the bad faith or negligence of TIAA in the performance of its obligations and duties or from reckless disregard of its obligations and duties under this Agreement or by virtue of violation of any applicable law.

                  IN WITNESS WHEREOF, TIAA and the Separate Account have caused this amendment to be executed in their names and on their behalf and under their trust and corporate seals by and through their duly authorized officers on the day and year first above written.


TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By: /s/ Peter C. Clapman                             Attest: /s/ Laura Bramson
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Title: Senior Vice President                         Title:  Senior Counsel

TIAA SEPARATE ACCOUNT VA-1

By: /s/ Lisa Snow                                    Attest: /s/ Laura Bramson
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Title: Assistant Secretary                           Title:  Senior Counsel &
                                                             Ass't Secretary